EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 15, 2019 on the financial statements of ChoiceOne Financial Services, Inc. as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, in the S-4 Registration Statement.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

June 17, 2019